                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

                                                                THREE MONTHS ENDED MARCH 31
                                            2001            2001                      2000              2000
                                            ------------------------------------------------------------------------
                                            Net Income      Shares                    Net Income        Shares
Basic earnings per share factors              $175,846      13,206,128                $426,101          13,206,128

Effect of potentially dilutive
option plans and debentures:


None


Diluted earnings per share factors            $175,846      13,206,128                $426,101          13,206,128
                                              ========      ==========                ========          ==========


Basic earnings per share                      $   0.01                                $   0.03

Diluted earnings per share                    $   0.01                                $   0.03


Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at March 31, 2001. Options to purchase 180,000 shares, 5,200 shares, 4,000 shares and 150,950 shares of common stock at $1.38 per share, $3.78 per share, $4.38 per share and $1.13 per share, respectively, were outstanding at March 31, 2000. These options were not included in the computation of diluted earnings per share because to do so would be antidilutive. These securities could potentially be dilutive in the future.



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                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

                                                              NINE MONTHS ENDED MARCH 31
                                            2001              2001                      2000            2000
                                            ------------------------------------------------------------------
                                            Net Income        Shares                    Net Income      Shares
Basic earnings per share factors            $343,043          13,206,128                $1,037,777      13,206,128

Effect of potentially dilutive
option plans and debentures:



None


Diluted earnings per share factors          $343,043          13,206,128                $1,037,777      13,206,128
                                            ========         ===========                ==========      ==========


Basic earnings per share                    $  0.03                                     $     0.08

Diluted earnings per share                  $  0.03                                     $     0.08


Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at March 31, 2001. Options to purchase 180,000 shares, 5,200 shares, 4,000 shares and 150,950 shares of common stock at $1.38 per share, $3.78 per share, $4.38 per share and $1.13 per share, respectively, were outstanding at March 31, 2000. These options were not included in the computation of diluted earnings per share because to do so would be antidilutive. These securities could potentially be dilutive in the future.



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